INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS
Recurring Costs In Line with Pre-transaction Levels; Results Reflect Continued Strength of Core Business and Strong Expense Discipline

WILMINGTON, DE. - February 21, 2019 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2018.
Effective January 1, 2018, the company adopted a new revenue recognition standard ("ASC 606"), which impacted the company’s recognition of revenue from certain of its fixed-fee and per-unit license agreements.  The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for 2017 has not been restated in the current financial statements.  In the interest of comparability during the transition year to ASC 606, the company has provided revenue, net income and earnings per share information in accordance with both ASC 606 and revenue recognition rules in effect prior to the adoption of ASC 606 (“ASC 605”).
Fourth Quarter 2018 Financial Highlights

•
Fourth quarter 2018 recurring revenue was $73.7 million, a 2% decrease compared to third quarter 2018. Under ASC 605, recurring revenue for fourth quarter 2018 would have been $93.6 million compared to $99.1 million in fourth quarter 2017. This decrease is primarily attributable to the expiration at the end of 2017 of certain royalty obligations under a technology solutions agreement.

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Fourth quarter 2018 operating expenses were $71.5 million, compared to $59.6 million in fourth quarter 2017. The increase in operating expenses is primarily driven by $18.7 million in costs related to the acquisition of Technicolor SA's patent licensing business in July 2018, $12.6 million of which were either transaction, integration or amortization expenses.

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Fourth quarter 2018 net income[1] was $1.8 million, or $0.05 per diluted share. Under ASC 605, net income for fourth quarter would have been $34.3 million, or $1.00 per diluted share compared to $52.5 million, or $1.48 per diluted share, in fourth quarter 2017.

•
From October 1, 2018 through December 31, 2018, the company repurchased 0.9 million shares of common stock under its stock repurchase program for a total cost of approximately $67.0 million. Additionally, from January 1, 2019 through February 20, 2019 we repurchased an additional 0.9 million shares for a total cost of approximately $63.2 million. $105 million remains available for repurchase subsequent to the increase to the buyback authorization in December 2018.

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In fourth quarter 2018, the company recorded $29.8 million of cash used by operating activities, compared to $217.5 million of cash provided by operating activities in fourth quarter 2017. The company used $38.7 million of free cash flow[2] in fourth quarter 2018, compared to free cash flow generated of $207.7 million in fourth quarter 2017. These decreases were primarily driven by collections under fixed-fee agreements in fourth quarter 2017, as well as a timing difference related to the third quarter 2018 collection of a $61.2 million tax refund from a foreign government that was paid to the U.S. government in fourth quarter 2018. Ending cash and short-term investments totaled $0.9 billion.

Full Year 2018 Financial Highlights

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Full year 2018 recurring revenue was $280.3 million. Under ASC 605, recurring revenue for full year 2018 would have been $365.0 million compared to $370.0 million for full year 2017. This decrease is primarily attributable to the expiration at the end of 2017 of certain royalty obligations under a technology solutions agreement.

•
Full year 2018 operating expenses were $244.8 million, compared to $231.4 million in 2017. The increase in operating expenses is primarily driven by operating expenses of $34.0 million related to the Technicolor licensing business acquisition, $24.5 million of which were transaction, integration or amortization expenses.

•	The current year tax benefit was driven by:

◦	discrete net benefits of $15.5 million, primarily related to an anticipated refund the company expects to receive as a result of a new opportunity to amend tax returns for prior years;

◦
the decrease in the U.S. corporate tax rate from 35% to 21% and the imposition of a 13.125% tax rate on income that qualifies as Foreign Derived Intangible Income ("FDII") under the Tax Reform Act; and

◦	timing differences between the recognition of book and tax revenue that magnify the FDII impact in the current period.

•
The company expects a long-term tax rate of approximately 14% to 15%.  The effective tax rate reported in any given year will continue to be influenced by a variety of factors, including timing differences between the recognition of book and tax revenue, the level of pre-tax income or loss, the foreign vs. domestic classification of the company’s customers, and any discrete items that may occur.  The company further notes that its tax positions could be altered by pending IRS regulations that could clarify certain provisions of the Tax Reform Act.

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Net income[1] was $63.9 million, or $1.81 per diluted share. Under ASC 605, net income for full year 2018 would have been $148.5 million, or $4.21 per diluted share, compared to $174.3 million, or $4.87 per diluted share, in full year 2017.

•	During 2018, the company repurchased 1.5 million shares of common stock under its stock repurchase program for a total cost of approximately $110.5 million.

•
In full year 2018, the company recorded $146.8 million of cash provided by operating activities, compared to $315.8 million for full year 2017. The company generated $112.1 million of free cash flow[2] in full year 2018, compared to $278.8 million in full year 2017. The decrease in cash provided operating activities is driven by a decrease in cash receipts due to the fixed-fee payment structures for existing licensees, as well as the final cash receipts in 2017 for certain fixed-fee agreements that expired in 2018.

“In 2018, InterDigital leveraged the strength and success of its core wireless licensing business and took decisive action to drive higher value for its shareholders through the acquisition of the Technicolor licensing business. That step created a significant new licensing opportunity for the company in the video and consumer electronics markets, and was accompanied by a commitment to get recurring costs back to pre-transaction levels, preserving the operating leverage in our business. In fourth quarter, we were able to deliver on that promise, and now what remains is the growth opportunity, coupled with the growth we expect to see in our core wireless business, fueled further by 5G rollout. All of this positions us in 2019 to take the organization to another level of growth, profitability and industry stature,” said William J. Merritt, President and CEO.
Near-Term Outlook
The company expects total first quarter 2019 revenue to be between $70 million and $75 million.  This range includes less than $1.0 million of non-recurring revenue.
This revenue guidance does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2019.

Conference Call Information
InterDigital will host a conference call on Thursday, February 21, 2019 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2018 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (877) 260-1479 within the United States or +1 (334) 323-0522 from outside the United States. Please call by 9:50 a.m. ET on February 21st and give the operator conference ID number 8691260.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 21st through 1:00 p.m. ET February 26th. To access the recorded replay, call +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 8691260.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our current expectations with respect to the company’s first quarter 2019 revenue, (ii) our current expectation regarding our long-term tax rate and (iii) the expected growth in our core wireless business, including as a result of 5G. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, changes in our estimates of first quarter 2019 sales by our per-unit licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,
	2018			2017
	As Reported ASC 606	Adjustment	ASC 605*	As Reported (ASC 605)
REVENUES:
Variable patent royalty revenue	$10,062	$927	$10,989	$10,502
Fixed-fee royalty revenue	61,140	19,260	80,400	81,545
Current patent royalties	71,202	20,187	91,389	92,047
Non-current patent royalties	840	—	840	106,198
Total patent royalties	72,042	20,187	92,229	198,245
Patent sales	750	—	750	—
Current technology solutions revenue	2,534	(325)	2,209	7,059
	$75,326	$19,862	$95,188	$205,304
OPERATING EXPENSES:
Patent administration and licensing	38,601	—	38,601	26,022
Development	20,419	—	20,419	19,552
Selling, general and administrative	12,461	—	12,461	14,026
	71,481	—	71,481	59,600
Income from operations	3,845	19,862	23,707	145,704
OTHER EXPENSE (NET)	(5,401)	3,651	(1,750)	(1,774)
Income (loss) before income taxes	(1,556)	23,513	21,957	143,930
INCOME TAX BENEFIT (PROVISION)	2,416	8,921	11,337	(92,263)
NET INCOME	$860	$32,434	$33,294	$51,667
Net loss attributable to noncontrolling interest	(970)	—	(970)	(835)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$1,830	$32,434	$34,264	$52,502
NET INCOME PER COMMON SHARE — BASIC	$0.05	$0.96	$1.01	$1.52
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	33,909	—	33,909	34,653
NET INCOME PER COMMON SHARE — DILUTED	$0.05	$0.95	$1.00	$1.48
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	34,390	—	34,390	35,520
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$—	$0.35	$0.35

	For the Twelve Months Ended December 31,
	2018			2017
	As Reported ASC 606	Adjustment	ASC 605*	As Reported (ASC 605)
REVENUES:
Variable patent royalty revenue	$36,384	$461	$36,845	$47,840
Fixed-fee amortized royalty revenue	239,347	79,341	318,688	301,628
Current patent royalties	275,731	79,802	355,533	349,468
Non-current patent royalties	26,329	(10,000)	16,329	162,890
Total patent royalties	302,060	69,802	371,862	512,358
Patent sales	750	—	750	—
Current technology solutions revenue	4,594	4,907	9,501	20,580
	$307,404	$74,709	$382,113	$532,938
OPERATING EXPENSES:
Patent administration and licensing	124,081	—	124,081	102,651
Development	69,698	—	69,698	75,724
Selling, general and administrative	51,030	—	51,030	53,068
	244,809	—	244,809	231,443
Income from operations	62,595	74,709	137,304	301,495
OTHER EXPENSE (NET)	(30,537)	16,655	(13,882)	(9,105)
Income before income taxes	32,058	91,364	123,422	292,390
INCOME TAX BENEFIT (PROVISION)	27,417	(6,686)	20,731	(121,676)
NET INCOME	$59,475	$84,678	$144,153	$170,714
Net loss attributable to noncontrolling interest	(4,393)	—	(4,393)	(3,579)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$63,868	$84,678	$148,546	$174,293
NET INCOME PER COMMON SHARE — BASIC	$1.85	$2.46	$4.31	$5.04
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,491	—	34,491	34,605
NET INCOME PER COMMON SHARE — DILUTED	$1.81	$2.40	$4.21	$4.87
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,307	—	35,307	35,779
CASH DIVIDENDS DECLARED PER COMMON SHARE	$1.40		$1.40	$1.30
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
*In the interest of comparability during the transition year to ASC 606, the company has provided its Summary Consolidated Statements of Income for the three and twelve months ended December 31, 2018 in accordance with both ASC 606 and previous accounting literature, ASC 605. The tables above also show the adjustments made to reconcile the ASC 605 presentation to ASC 606. The company believes this additional information is vital during the transition year to allow readers of its financial statements to compare financial results from the preceding financial year given the absence of restatement of the prior period. The ASC 605 information should be considered in addition to, not as a substitute for, nor superior to or in isolation from, the financial information prepared in accordance with ASC 606.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017
Income (loss) before income taxes	$(1,556)	$143,930	$32,058	$292,390
Taxes paid	(9,445)	(37,620)	(33,904)	(66,793)
Non-cash expenses	28,007	21,757	90,590	88,220
Change in deferred revenue	(2,856)	(126,948)	6,966	(36,892)
Increase (decrease) in operating working capital, deferred charges and other	(43,975)	216,340	51,082	38,875
Capital spending and capitalized patent costs	(8,918)	(9,756)	(34,645)	(37,004)
FREE CASH FLOW	(38,743)	207,703	112,147	278,796

Long-term investments	—	(1,384)	(6,686)	(4,585)
Proceeds from non-controlling interests	—	6,801	—	6,801
Acquisition of patents	—	—	(2,250)	—
Acquisition of business, net of cash acquired	—	—	(142,985)	—
Dividends paid	(11,996)	(12,148)	(48,468)	(43,255)
Taxes withheld upon vesting of restricted stock units	(328)	(562)	(8,807)	(22,798)
Share repurchases	(66,997)	(7,693)	(110,505)	(7,693)
Net proceeds from exercise of stock options	361	300	6,723	382
Unrealized gain (loss) on short-term investments	2,868	(2,234)	2,293	(2,414)
NET INCREASE (DECREASE) IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(114,835)	$190,783	$(198,538)	$205,234

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2018	DECEMBER 31, 2017
ASSETS
Cash & short-term investments	$945,780	$1,157,995
Accounts receivable (net)	35,032	216,293
Other current assets	43,438	21,506
Property & equipment and patents (net)	464,618	336,081
Other long-term assets (net)	137,690	122,545
TOTAL ASSETS	$1,626,558	$1,854,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$67,723	$69,299
Current deferred revenue	111,672	307,142
Long-term deferred revenue	157,634	309,671
Long-term debt & other long-term liabilities	351,516	295,160
TOTAL LIABILITIES	688,545	981,272
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	927,025	855,267
Noncontrolling interest	10,988	17,881
TOTAL EQUITY	938,013	873,148
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,626,558	$1,854,420

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$(29,825)	$217,459	$146,792	$315,800
Purchases of property, equipment, & technology licenses	(694)	(1,129)	(2,576)	(2,071)
Capitalized patent costs	(8,224)	(8,627)	(32,069)	(34,933)
Free cash flow	$(38,743)	$207,703	$112,147	$278,796

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814